Exhibit 21

SUBSIDIARIES OF GPB HOLDINGS II, LP

Name	State or Other Jurisdiction of Incorporation
GPB Holdings II, LP	DE
124 Middle Neck Realty LLC	DE
Capstone Automotive Group II LLC	DE
Helios Energy Holdings LLC	DE
Erus Holdings LLC	DE
National Clean Energy, LLC	DE
Erus Builders, LLC	DE
Greenwave Energy Holdings LLC	DE
Greenwave Energy LLC	DE
GPB IT Holdings II LLC	DE
HPI Parent, LLC	DE
HPI Holding, LLC	DE
Hotel Internet Services LLC	DE
MTECH Holdings LLC	DE
MTECH Holdings, LLC	DE
Maintech Incorporated	DE
Project Halo Holdings, LLC	DE
Project Halo Buyer, LLC	DE
Experience Care, LLC	DE
GPB Debt Holdings II LLC	DE
Medite Cancer Diagnostics, Inc.	DE
GPB Riverwalk LLC	DE
Alliance Physical Therapy Partners LLC	DE
GPB PEO Holdings, LLC	DE
GPB PEO Acquisition, LLC	DE